Exhibit 99.1

NEWS ANNOUNCEMENT                                                                                                 FOR IMMEDIATE RELEASE

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NEXSTAR BROADCASTING GROUP AND MISSION BROADCASTING
TO ACQUIRE SIX TELEVISION STATIONS IN TWO MARKETS
FOR $37.5 MILLION IN ACCRETIVE TRANSACTIONS

IRVING, Texas, December 19, 2013 – Nexstar Broadcasting Group, Inc. (Nasdaq: NXST) (“Nexstar”) announced today that it and Mission Broadcasting, Inc. (“Mission”) have entered into definitive agreements to acquire six television stations in two markets for $37.5 million, in transactions that are expected to be immediately accretive upon closing.

The stations are being acquired from Gray Television Group, Inc. (NYSE:GTN and GTN.A) (“Gray”) and Excalibur Broadcasting, LLC (“Excalibur”) and represent the equity interests of certain subsidiaries of Hoak Media, LLC ("Hoak"), and Parker Broadcasting, Inc. ("Parker") which Gray and Excalibur previously agreed to purchase from Hoak and Parker, respectively.

Under the terms of the agreements, Nexstar will acquire five stations from Gray, and Mission will acquire one station from Excalibur (see table below).  Nexstar will fund $33.5 million of the purchase consideration and Mission will fund the $4 million balance.  The acquisitions will be funded through internal sources, borrowings under the existing credit facilities and future credit market transactions.

	City of License	Market Rank	Station	Affiliation
1	Panama City, FL	159	WMBB	ABC
2	Grand Junction, CO	185	KFQX(1)	FOX
3	Grand Junction, CO		KREX	CBS
4	Glenwood Springs, CO		KREG(2)	CBS
5	Montrose, CO		KREY(2)	CBS
6	Grand Junction, CO		KGJT	MyNetworkTV

(1) to be acquired by Mission
(2) KREG and KREY operate as satellite stations of KREX

The planned station acquisitions will again expand Nexstar’s and Mission’s local television broadcasting and digital media platforms with stations that are complementary to their operating base and present significant financial and operating synergies. Upon closing these and other previously announced transactions (and reflecting the dissolution of Nexstar’s JOA in Rochester, NY at year-end) Nexstar’s portfolio of stations that it owns, operates, programs or to which it provides sales and other services, will increase to 108 stations in 56 markets reaching approximately 16.0% of all U.S. television households.

In the first twelve months following the closing of the transactions, the acquired stations are expected to generate approximately $7 million in adjusted Broadcast Cash Flow and are expected to provide free cash flow accretion in the first two years of ownership of approximately $0.12 to $0.15 per share per year (definitions and disclosures regarding non-GAAP financial information are included later in this announcement). The purchase price for the six stations represents a multiple of approximately 5.9 times the expected average 2013/2014 broadcast cash flow of the acquired stations after giving effect to anticipated operating improvements and synergies identified by Nexstar.

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Broadcasting Group, Inc., commented, “Since July 2012, Nexstar has doubled the portfolio of television stations that it owns or provides services to as we and Mission acquired or agreed to acquire 53 television stations for a total value of approximately $863 million.  Significantly, all of these transactions are accretive to free cash flow, strategically diversify our and Mission’s revenue and operating base and create additional duopolies or virtual duopolies.  The agreements to acquire stations in Grand Junction and Panama City mark our entrée into these markets and upon completing all announced transactions, we will own or provide services to multiple stations in 37 of the 56 markets where we will operate.

“By adhering to our disciplined acquisition criteria, we are acquiring these six stations at an attractive pro-forma multiple of broadcast cash flow and have identified significant synergies with well-defined paths to realization.  From a balance sheet perspective, these transactions are not expected to alter our expectation that Nexstar will end 2014 with net leverage in the mid-3x range.  As a result, pro-forma for the completion of all announced and completed transactions, we believe Nexstar will generate free cash flow in excess of $350 million during the 2014/2015 cycle, or average pro-forma free cash flow of approximately $5.85 per share per year, in the upcoming two year period.”

The transactions are subject to Federal Communications Commission approval, the consummation of the Gray-Hoak transaction and other customary closing conditions, and are expected to be completed in the first quarter of 2014.

Definitions and Disclosures Regarding non-GAAP Financial Information
Broadcast cash flow is calculated as income from operations, plus corporate expenses, depreciation, amortization of intangible assets and broadcast rights (excluding barter) and loss (gain) on asset disposal, net, minus broadcast rights payments.

Adjusted EBITDA is calculated as broadcast cash flow less corporate expenses.

Free cash flow is calculated as income from operations plus depreciation, amortization of intangible assets and broadcast rights (excluding barter), loss (gain) on asset disposal, net, and non-cash stock option expense, less payments for broadcast rights, cash interest expense, capital expenditures and net cash income taxes.

Broadcast cash flow and free cash flow results are non-GAAP financial measures.  Nexstar believes the presentation of these non-GAAP measures are useful to investors because they are used by lenders to measure the Company’s ability to service debt; by industry analysts to determine the market value of stations and their operating performance; by management to identify the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs; and, because they reflect the most up-to-date operating results of the stations inclusive of pending acquisitions, TBAs or LMAs.  Management believes they also provide an additional basis from which investors can establish forecasts and valuations for the Company’s business.

About Nexstar Broadcasting Group, Inc.
Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, e-MEDIA, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 72 television stations and 13 related digital multicast signals reaching 41 markets or approximately 12.1% of all U.S. television households. Nexstar’s portfolio includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, Telemundo, and Bounce TV, the nation’s first over-the-air broadcast television network programmed for African-American audiences and two independent stations. Nexstar’s 43 community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities.

Pro-forma for the completion of all announced transactions Nexstar will own, operate, program or provides sales and other services to 108 television stations and related digital multicast signals reaching 56 markets or approximately 16.0% of all U.S. television households.

Forward-Looking Statements
This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events.  Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release.  For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:
Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
Chief Financial Officer	JCIR
Nexstar Broadcasting Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

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